SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Republic Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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TO THE STOCKHOLDERS

OF REPUBLIC BANCSHARES, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Republic Bancshares, Inc. The 2003 Annual Meeting will be held at The Hilton Hotel, 333 First Street South, St. Petersburg, Florida 33701, on April 29, 2003. A continental breakfast will be served at 8:30 a.m., local time, and official business will be conducted starting at 9:00 a.m.

At the 2003 Annual Meeting, you will be asked to consider and vote upon (i) the election of seven (7) directors to serve until the 2004 Annual Meeting of Stockholders, and (ii) such other business as may properly come before the 2003 Annual Meeting or any adjournment thereof.

ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE 2003 ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend the 2003 Annual Meeting.

If you have any questions about the enclosed Proxy Statement or our Annual Report for the fiscal year ended December 31, 2002, please let us hear from you.

Sincerely,

/s/ William R. Hough
William R. Hough
Chairman of the Board of the Company

REPUBLIC BANCSHARES, INC.

111 Second Avenue, N.E.

St. Petersburg, Florida 33701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 29, 2003

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Republic Bancshares, Inc. (the “Company”) will be held at The Hilton Hotel, 333 First Street South, St. Petersburg, Florida 33701, on April 29, 2003 at 9:00 a.m., local time (the “2003 Annual Meeting”), for the following purposes:

1. Elect Directors. To consider and vote upon the election of seven (7) directors to serve until the Company’s 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. Other Business. To transact such other business as may properly come before the 2003 Annual Meeting or any adjournment thereof.

Only stockholders of record of the Company at the close of business on February 19, 2003 are entitled to receive notice of and vote at the meeting or any adjournment thereof. All stockholders, whether or not they expect to attend the 2003 Annual Meeting in person, are requested to complete, date, sign, and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Treasurer of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the 2003 Annual Meeting.

By Order of the Board of Directors

William R. Falzone Treasurer

Date: March 17, 2003

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO THE COMPANY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE 2003 ANNUAL MEETING. IF YOU ATTEND THE 2003 ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF

REPUBLIC BANCSHARES, INC.

TO BE HELD ON APRIL 29, 2003

INTRODUCTION

General

This proxy statement (the “Proxy Statement”) is being furnished to the stockholders of Republic Bancshares, Inc., a corporation chartered under the laws of the State of Florida (the “Company”), in connection with the Company’s solicitation of proxies (the “Proxy” or “Proxies”) from holders of the outstanding shares of the Company’s $2.00 par value common stock (the “Common Stock”) for use at the Annual Meeting of Stockholders of the Company to be held on April 29, 2003, or any adjournment thereof (the “2003 Annual Meeting”). The 2003 Annual Meeting is being held to consider and vote upon (i) the election of directors to serve until the Annual Meeting of Stockholders of the Company in 2003 (the “2003 Annual Meeting”) or until their successors are duly elected and qualified, and (ii) such other business as may come properly before the 2003 Annual Meeting. We know of no business that will be presented for consideration at the 2003 Annual Meeting other than the matters described in this Proxy Statement.

Our principal executive offices are located at 111 Second Avenue, N.E., St. Petersburg, Florida 33701. Our telephone number at such offices is (727) 823-7300. This Proxy Statement is dated March 17, 2003, and is first being mailed to the stockholders of the Company on or about March 21, 2003.

Record Date, Solicitation, and Revocability of Proxies

We have fixed the close of business on February 19, 2003 as the record date for the determination of the Company’s stockholders entitled to receive notice of and vote at the 2003 Annual Meeting. At the close of business on February 19, 2003, there were 11,428,459 shares of Common Stock issued and outstanding. For information with respect to stockholders who owned more than five percent of the outstanding Common Stock, as well as the ownership of Common Stock by the directors and named executive officers of the Company on December 31, 2002, see “Principal Stockholders” and “Security Ownership of Management.” Holders of the Common Stock are entitled to one vote on each matter considered and voted upon at the 2003 Annual Meeting for each share of the Common Stock held of record. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of the Common Stock represented by a properly executed Proxy, if we receive the Proxy in time and it is not revoked, will be voted at the 2003 Annual Meeting in accordance with the instructions indicated. If a stockholder does not indicate how shares should be voted, the shares represented by the properly completed Proxy will be voted in favor of Proposal One discussed in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as Proxies and acting thereunder will have the discretion to vote on those matters according to their best judgment. As of the date of this Proxy Statement, the Company does not anticipate that any other business will be raised at the 2003 Annual Meeting.

In determining whether a quorum exists at the 2003 Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions (including those to withhold authority to vote in certain cases), with respect to the proposal receiving the most such votes will be counted. The number of votes required for all matters to be considered and voted upon by the stockholders at the 2003 Annual Meeting is a majority of the shares of stock represented and entitled to vote at the 2003 Annual Meeting at which a quorum is present. Consequently, with respect to such proposals, abstentions will be counted as part of the base number of votes to be used in determining if a quorum is present at the meeting and whether the proposal has received the requisite number of base votes for approval. Thus, an abstention will have the same effect as a vote against such proposal. Conversely, broker non-votes will not be counted for purposes of determining whether a quorum is present and will have no effect on the vote with respect to such proposals.

A stockholder who has given a Proxy may revoke it at any time prior to its exercise at the 2003 Annual Meeting by either (i) giving written notice of revocation to the Treasurer of the Company, (ii) properly submitting to the Company a duly executed Proxy bearing a later date, or (iii) voting in person at the 2003 Annual Meeting. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Republic Bancshares, Inc., 111 Second Avenue, N.E., St. Petersburg, Florida 33701, Attention: William R. Falzone, Treasurer.

Our 2002 Annual Report for the fiscal year ended December 31, 2002, including consolidated financial statements, has been mailed to stockholders. Copies will be provided without charge on the written request of any person solicited. Such request should be addressed as follows: Republic Bancshares, Inc., 111 Second Avenue, N.E., St. Petersburg, Florida 33701, Attention: William R. Falzone, Treasurer.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The 2003 Annual Meeting is being held, in part, to elect directors of the Company to serve one-year terms of office. Our bylaws currently provide that the Board of Directors will consist of not less than five and not more than 25 directors, without any division of the Board into classes. Our Board of Directors currently has established the number of directors at seven.

All shares represented by valid Proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as Proxies will cast votes for the remaining nominees and for such other persons as they may select.

The affirmative vote of the holders of a majority of the shares of the Common Stock represented and entitled to vote at the 2003 Annual Meeting, at which a quorum is present, is required for the election of the nominees listed below to serve as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES LISTED BELOW.

Except for Alfred T. May, who will not stand for re-election, the following table sets forth the name and age of each of our current directors who are standing for re-election; a description of the positions and offices with the Bank and the Company (other than as director), if any; and a brief description of their principal occupation and business experience during at least the last five years. All of the nominees presently serve as directors of Republic Bank (the “Bank”). Each director of the Company will continue in office until the 2004 Annual Meeting or until a successor is elected or qualified. For information concerning membership on committees of the Board of Directors, see “Proposal One — Election of Directors — Information about the Board of Directors and Its Committees.”

Name, Age and Year First Elected a Director	Principal Occupation During Past Five Years

William C. Ballard, 65 Director Since: 1999

Senior Counsel Fisher & Sauls, P.A., a law firm since August 2002; previously shareholder, director and officer (1979-2002); Trustee and former Chairman of Childrens Health Systems, Inc., a Florida non-profit corporation and parent company of All Childrens Hospital since 1991.

Marla M. Hough, 45 Director Since: 1995

President of Hough Engineering, Inc., an engineering consulting firm, Bradenton, Florida from March 1997; Vice President of Bishop & Associates, Bradenton, Florida, an engineering, planning and surveying firm, from 1992 to February 1997.

William R. Hough, 76 Director Since: 1995

Chairman of the Company since July 23, 1999. Chairman Emeritus of William R. Hough & Co., St. Petersburg, Florida, an investment banking firm specializing in state, county and municipal bonds, since 1962; President of WRH Mortgage, Inc. (“WRH Mortgage”), St. Petersburg, Florida, since May 1993; Director of F.F.O. Financial Group, Inc., Kissimmee, Florida, from September 1993 to September 1997; President of Royal Palm Center II, Inc., Port Charlotte, Florida, since September 1991.

Name, Age and Year First Elected a Director	Principal Occupation During Past Five Years

William R. Klich, 58 Director Since: 2000

President and Chief Executive Officer of the Company since March 15, 2000; Chairman and Chief Executive Officer of the Bank since July 16, 2002; President and CEO of the Bank from March 15, 2000 to July 15, 2002; Chairman and CEO of Sun Bank/Gulf Coast from 1996 to March, 2000; regional corporate banking executive of SunTrust Bank/Gulf Coast from 1993 to 1996; President and CEO of Coast Bank, Sarasota, Florida from 1990 to 1993 when acquired by SunTrust Bank of Florida.

William J. Morrison, 70 Director Since: 1995

C.P.A. with Carter, Belcourt & Atkinson, P.A. since July 1, 2001; President of William J. Morrison & Company, P.A., Tampa, Florida, a certified public accounting firm, from June 1, 1995 to July 1, 2001; President of Morrison & Delarbre, P.A., a certified public accounting firm, from June 1, 1974 to May 31, 1995.

Adelaide A. Sink, 54 Director Since: 2001

President, Florida Banking Group, Bank of America, from June, 1998 until June 2000; President, Private Banking, Nationsbank of Florida, from January, 1998 until June, 1998; President, Florida Banking, Nationsbank of Florida, from November, 1993 until January, 1998.

Charles J. Thayer, 59 Director Since: 2000

Chairman and Managing Director of Chartwell Capital, Ltd., a private NASD member investment firm, since 1989; Advisory Director of the Louisville Community Development Bank, Louisville, Kentucky; Board of Directors of Cogeneration Corporation of America, Minneapolis, Minnesota, from April 1996, until the sale of the company in December 1999; Board of Directors of Sunbeam Corporation from October 1990 until April 1997, serving as Chairman of the Board and interim Chief Executive Officer from January 1993 until August 1993 and as Vice Chairman from April 1996 until August 1996; Trustee of Cystic Fibrosis Foundation since 1980 and currently Vice Chairman of the Foundation and Chairman of the Board of Cystic Fibrosis Services.

Director Compensation

All of our directors are also directors of the Bank. In 2002, the Bank paid each director, other than directors who are also executive officers or employees, a directors’ fee of $1,500 for attendance at Board meetings ($750 when attendance is by telephone) and $500 for each committee meeting attended ($750 for committee chairman and $300 for committee members when attendance is by telephone). For 2003, directors will receive a $1,000 monthly retainer fee in addition to fees for attendance at board and committee meetings. Directors who are also executive officers or employees of the Bank receive no Board or committee fees. During 2002, directors who were not executive officers or employees were granted non-qualified stock options to purchase 4,165 shares of the Company’s Common Stock at its then-current market value. Our directors receive no compensation other than as described above.

Information about the Board of Directors and its Committees

During 2002, the Company’s Board of Directors held 12 meetings, and the Board of Directors of the Bank held 12 meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors of the Company and Bank and the committees of the Board on which they served. The Board of Directors presently has four standing committees: the Loan, Compensation, Strategic Planning and Audit Committees. There is no formal Nominating Committee; the full board acts in that capacity. Information regarding the functions of those committees, their membership and the number of meetings held during 2002 follows:

(i)    The Loan Committee meets periodically to review and approve loans and other extensions of credit that exceed specified limits delegated to management as set forth in the Bank’s Credit Administration Policy. During 2002, the Loan Committee held 24 meetings. The members of the Loan Committee were Messrs. Ballard (Chairman), Klich, May, Hough, Morrison and Ms. Hough.

(ii)    The Compensation Committee reviews and approves proposed direct compensation of officers, approves major incentive plans and benefit plans for the Bank, grants stock options and other awards under plans, reviews certain promotions, and reviews the Bank’s compensation and benefits policy generally. During 2002, the Compensation Committee held three meetings. The members of the Compensation Committee were Messrs. Hough (Chairman), Morrison, and Ballard and Ms. Hough.

(iii)    The Audit Committee annually recommends to the Board of Directors the firm to be engaged as independent public accountants for the Company and the Bank for the next year, reviews the plan for the audit engagement, examines the audit of the Company and the Bank as prepared by the independent public accountants, generally reviews financial reporting procedures, determines whether the Company and the Bank are in sound and solvent condition, and periodically reports to the Board on the financial condition of the Company and the Bank. During 2002, the Audit Committee held five meetings. The members of the Audit Committee were Messrs. Morrison (Chairman), Ballard, Thayer and Ms. Hough.

(iv)    The Strategic Planning Committee, newly formed at the end of 2002, oversees management’s development and implementation of the Company’s strategic and business plans, periodically evaluates the Company’s capital position and funding needs, reviews newly-proposed and existing business and product lines, and evaluates the performance of the Chief Executive Officer. The members of the Strategic Planning Committee were Messrs. Ballard, Hough, Thayer and Ms. Sink.

Information about Fees Paid to Public Accountants

Audit Fees - Audit and quarterly review fees billed to the Company and Bank by Deloitte & Touche LLP with respect to the fiscal 2002 financial statements were $189,000.

Financial Information Systems Design and Implementation Fees - No services were performed by, or fees paid to, Deloitte & Touche LLP in connection with financial information systems design and implementation projects for fiscal 2002.

All Other Fees - All other fees billed by Deloitte & Touche LLP with respect to fiscal 2002 were $65,805. This included fees for employee benefit plan audits, certain tax return reviews, consents to include opinions in a private offering and agreed-upon procedures. The Audit Committee determined that this provision of services was compatible with maintaining Deloitte & Touche LLP’s independence.

Report of the Audit Committee

The Audit Committee of the Company and the Bank is composed of four non-employee Directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are “independent directors” as that term is defined in Rule 4200(a) (14) of the rules of the National Association of Securities Dealers. The Audit Committee recommends to the Board of Directors the selection of the Company’s independent public accountants.

Management is responsible for ensuring the adequacy of internal controls, the financial reporting process and proper preparation of the consolidated financial statements. The independent public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management or the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent public accountants. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent public accountants. The Audit Committee further discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s independent public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with them their independence.

Based upon the Audit Committee’s discussions with management and the independent public accountants and the Audit Committee’s review of the representations of management and the report and letter of the independent public accountants provided to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

/s/ William J. Morrison, Chairman	/s/ Marla M. Hough
William J. Morrison, Chairman	Marla M. Hough

/s/ William C. Ballard	/s/ Charles J. Thayer
William C. Ballard	Charles J. Thayer

Senior Executive Officers of the Company and the Bank

The following list sets forth the name and age of each senior executive officer of the Bank and all positions held by each such officer (and the period each such position has been held), a brief account of each such officer’s business experience, and certain other information. The Company’s executive officers are William R. Hough, who serves as Chairman of the Board of the Company, William R. Klich, who serves as President and Chief Executive Officer of the Company, William R. Falzone, who is the Company’s Vice President and Treasurer and Thomas A. Mann, who is the Corporate Secretary. Mr. Hough is not employed by the Bank. Information regarding Mr. Klich, Mr. Falzone and Mr. Mann is provided in the list of executive officers of the Bank below.

William R. Hough (76) – Chairman of the Company since July 23, 1999. Chairman Emeritus of William R. Hough & Co., St. Petersburg, Florida, an investment banking firm specializing in state, county and municipal bonds since 1962; President of WRH Mortgage, Inc. (“WRH Mortgage”), St. Petersburg, Florida, since May 1993; Director of F.F.O. Financial Group, Inc., Kissimmee, Florida, from September 1993 to September 1997; President of Royal Palm Center II, Inc., Port Charlotte, Florida, since September 1991.

William R. Klich (58) – Director of the Bank, Chairman and Chief Executive Officer of the Bank since July 16, 2002; President and Chief Executive Officer of the Bank from March 15, 2000 to July 15, 2002; Chairman and CEO of Sun Bank/Gulf Coast from 1993 to March, 2000; regional corporate banking executive of SunTrust Bank/Gulf Coast from 1993 to 1996; CEO of Coast Bank, F.S.B. from 1990 to 1993. Mr. Klich has more than 31 years of commercial banking experience.

J. Kenneth Coppedge (48) – President and Chief Operating Officer of the Bank since July 16, 2002; Regional President of Wachovia/First Union for the Tampa Bay area from 2001 to 2002. Mr. Coppedge held various positions at Wachovia from 1986 through 2001 including President of Florida Banking, Executive Vice President, Regional President and Regional Manager. Mr. Coppedge brings more than 25 years of banking experience to Republic Bank.

Alfred T. May (65) – Director of the Bank since 1993. Mr. May was President of the Bank from December 10th, 1998 to March 15th, 2000 and served as Chairman of the Bank from April 1999 to July 15, 2002. Mr. May formerly served as Director and Chairman of the Board with FFO Financial Group, Inc. and its subsidiary First Federal Savings and Loan of Osceola County, and President of Mid-State Federal Savings Bank. Mr. May has more than 40 years experience in the banking industry.

William R. Falzone (55) – Mr. Falzone has served as Executive Vice President and Chief Financial Officer of the Bank since February 1994. Before joining the Company, he was a Senior Consultant for Stogniew and Associates, a nationwide consulting firm. He was employed at Florida Federal Savings Bank from 1983 through 1991 where he served as Director of Financial Services. Mr. Falzone has more than 25 years of banking experience and is a certified public accountant.

E. Carl Goff (50) – Executive Vice President and Commercial Real Estate Manager, Mr. Goff joined Republic Bank in April 2000 as Senior Vice President of Commercial Real Estate. He has over 18 years of commercial real estate lending experience. Mr. Goff previously served Barnett and SunTrust Banks.

Gilbert K. Grass (56) – Executive Vice President and Corporate Services Manager, Mr. Grass joined Republic Bank in October, 2002. Mr. Grass has over 30 years of experience in bank operations and technology with Barnett Banks, and Bank of America. Before joining Republic Bank, he was Executive Vice President of Operations and Technology at Mercantile Bank, St. Petersburg, Florida.

Mauro A. Harto (42) – Executive Vice President of the Bank and Residential Lending Manager since May 2000. Mr. Harto formerly was with SunTrust Bank in Sarasota from 1995 to 2000 where he served as Executive Vice President/Residential Lending Division Manager. He has over 15 years experience in all areas of mortgage production and mortgage operations.

Timothy J. Little (42) – Mr. Little has served as Executive Vice President and Chief Credit Officer of the Bank since September 2000. Mr. Little was Executive Vice President and West Coast Executive/Corporate Services for Huntington National Bank for two and one-half years. Previously, Mr. Little held numerous management, lending and credit administration positions with Barnett Bank for 12 years.

Rita J. Lowman (49) – Executive Vice President and Retail Line of Business Manager, has served in her present position with us since November 2000. Ms. Lowman joined Bank of America in 1985 and held various line, administrative and managerial positions including most recently, Consumer Executive/Senior Vice President of Southwest Florida.

Thomas A. Mann (45) – With 15 years of experience, Mr. Mann joined the Bank as Corporate Secretary and General Counsel in August 2002. For the previous nine years, Mr. Mann was part of the in-house legal department of SunTrust Bank in Orlando and Tampa, providing legal advice in a number of areas including, among other areas, commercial lending, collections, special assets and operational matters.

Ruena H. (Rudi) Thompson (41) – Rudi Thompson joined Republic Bank in March 2001 as Executive Vice President, Human Resources Director. Ms. Thompson previously served as Corporate First Vice President, Human Resources Relations Manager for SunTrust Bank’s Central Florida Region.

Executive Compensation

Set forth on the following page are certain data and information regarding the compensation and benefits provided in 2002 to the chief executive officer and the four other most highly compensated executive officers other than the chief executive officer whose annual salaries and bonuses exceeded $100,000 during 2002 (collectively, these officers and the chief executive officer are referred to as the “Named Executive Officers”). The Named Executive Officers who also serve as officers of the Company do not receive compensation other than that paid by the Bank; accordingly, the only executive compensation information provided for the Named Executive Officers is compensation paid to them by the Bank. The disclosure requirements for the Named Executive Officers include the use of tables and other textual descriptions that together show the total cash and other compensation received by them for the periods indicated. During 2002, there were nine executive officers in addition to the chief executive officer whose annual salary and bonuses exceeded $100,000.

Summary Compensation Table

The table below sets forth certain elements of compensation for the Named Executive Officers from 2000 through 2002.

	Annual Compensation					Long-Term Compensation Awards & Payouts
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
Name and Principal Positions	Year	Salary ($)	Incentive Awards(1) ($)	Other ($)		Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs	LTIP Pay-outs ($)	All Other Compen- sation(2) ($)
William R. Klich Chief Executive Officer and President	2002 2001 2000	309,192 269,783 200,285	118,575 100,000 100,000	— — 41,000	(3)	— — —	25,000 25,000 103,000	— — —	19,481 3,139 3,109

William R. Falzone Chief Financial Officer and Exec. Vice Pres.	2002 2001 2000	155,460 144,845 138,531	50,400 50,000 25,000	— — —		— — —	15,000 2,500 1,000	— — —	5,383 2,456 3,013

Jon D. Harkins(6) Exec. Vice Pres. & Corp. Commercial Mgr.	2002 2001 2000	156,000 156,244 39,320	— 32,760 25,000	— — 5,000	(3)	— — —	— 1,500 7,500	— — —	3,731 1,252 63

Timothy J. Little Exec. Vice President & Chief Credit	2002 2001 2000	155,880 151,048 38,013	50,000 33,478 25,000	— — 20,000	(4)	— — —	10,000 1,500 7,500	— — —	5,385 1,283 60

Rita J. Lowman Exec. Vice Pres. & Retail Line of Business Manager	2002 2001 2000	149,769 140,310 20,229	45,600 50,000 —	— — 22,000	(5)	— — —	10,000 2,500 6,000	— —	2,452 1,364 38

(1)	Incentive awards for 2002, 2001 and 2000 were paid in January 2003, 2002 and 2001, respectively.
(2)	Represents matching contributions by the Bank pursuant to the Republic Bank Employee Savings Plan and Trust and premiums paid on group term life.
(3)	Represents relocation allowances.
(4)	Represents a sign-on bonus.
(5)	Represents a $12,000 sign-on bonus and a $10,000 relocation allowance.
(6)	As of June 3, 2002, Mr. Harkins was no longer employed by Republic Bank.

Option Grants in Last Fiscal Year

The following table contains information about option awards made to the Named Executive Officers during 2002 (there were no option grants to report for Mr. Jon D. Harkins):

	Individual Grants				Potential realizable value(2)
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted To All Employees in 2002	Exercise Price ($/Share)	Expiration Date	5%($)	10%($)
William R. Klich	25,000	9.8%	20.00	09/17/2012	314,447	796,871

William R. Falzone	10,000 5,000 15,000	5.9%	18.09 20.00	04/16/2012 09/17/2012	113,761 62,889 176,650	288,292 159,374 447,666

Timothy J. Little	5,000 5,000 10,000	3.9%	18.09 20.00	04/16/2012 09/17/2012	56,880 62,889 119,770	144,146 159,374 303,520

Rita J. Lowman	5,000 5,000 10,000	3.9%	18.09 20.00	04/16/2012 09/17/2012	56,880 62,889 119,770	144,146 159,374 303,520

(1)	Twenty percent of the shares of Common Stock covered by options granted in 2002 were exercisable immediately, with an additional 20% becoming exercisable each year for the next four years on the anniversary date of the grant and full vesting occurring on the fourth anniversary date.
(2)	The potential realizable value of grant options, assuming that the market price of Common Stock appreciates in value from the date of grant of the option term at either a 5% (column (f)) or 10% (column (g)) annualized rate. The ultimate values of the options will depend on the future market price of the Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Options

The table below includes the number of shares covered by both exercisable and non-exercisable options as of December 31, 2002. Mr. John Harkins exercised options for 9,000 shares during 2002 with a value of $66,083. There were no stock options exercised by the other Named Executive Officers during 2002.

	Exercisable Options		Unexercisable Options
Name	Number	Value	Number	Value
William R. Klich	96,800	$502,395	56,200	$185,930
William R. Falzone	30,200	$139,780	15,500	$27,788
Timothy J. Little	7,100	$44,319	11,900	$35,599
Rita J. Lowman	4,200	$14,391	14,300	$53,314

Employment Contracts

On March 15, 2000, the Company and the Bank entered into an employment agreement, as currently amended, with William R. Klich for a five year term as President and Chief Executive Officer of the Company and the Bank. Initially, for the year 2000, Mr. Klich received a base annual salary of $250,000, plus an incentive bonus not to exceed 50% of the base salary with a minimum incentive bonus of $75,000 in the first year. For more information on Mr. Klich’s salary and bonus in the year 2000, 2001 and 2002, see “Summary of CEO Compensation” below. The contract also provided for a relocation allowance of $41,000 and life insurance and disability benefits. Mr. Klich also received 50,000 incentive stock options and 50,000 non-qualified stock options, each option agreement providing for 20% per year vesting over a period of five years. In the event Mr. Klich is involuntarily terminated within two years after a change in control, which is defined as the transfer within a one week period of more than fifty percent of the outstanding shares of common stock of the Company or the Bank to a person or persons not controlled directly or indirectly by the non-transferring shareholders of the Company or the Bank, he would be entitled to a lump sum equal to three times his annual salary.

On July 16, 2002 the Company and the Bank entered into an employment agreement with J. Kenneth Coppedge for him to serve as President and Chief Operating Officer of the Bank. The employment agreement expires on March 15, 2005. Initially, for the year 2002, Mr. Coppedge received a base annual salary of $250,000, plus an incentive bonus to be agreed upon by Board of Directors. The contract also provided for a lump sum payment of $25,000 and a car allowance of $1,000 per month. Mr. Coppedge also received 50,000 incentive stock options, each option agreement providing for 20% per year vesting over a period of five years. In the event Mr. Coppedge is involuntarily terminated, he would be entitled to a lump sum equal to two times his annual salary. In the event Mr. Coppedge is involuntarily terminated within two years after a change in control, which is defined as the transfer within a one week period of more than 50% of the outstanding shares of common stock of the Company or the Bank to a person or persons not controlled directly or indirectly by the non-transferring shareholders of the Company or the Bank, he would be entitled to a lump sum equal to three times his annual salary.

The Bank has also entered into severance agreements with the remaining Named Executive Officers. In the event that Mr. Falzone is involuntarily terminated within 12 months after a change of control, as defined above, or after appointment of a new CEO, Mr. Falzone would be entitled to, at the Bank’s option, a lump sum equal to two times his annual salary or a continuation of his base salary for two years. In the event that either Mr. Harto, Mr. Little, or Ms. Lowman is involuntarily terminated within 12 months after a change in control, as defined above, he or she would be entitled to, at the Bank’s option, either a lump sum equal to two times annual salary or a continuation of base salary for two years. In the event that either Mr. Goff, Mr. Grass, or Ms. Thompson is involuntarily terminated within six months after a change in control, as defined above, he or she would be entitled to, at the Bank’s option, either a lump sum equal to one times annual salary or a continuation of base salary for one year.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Hough (Chairman), Morrison, Ballard and Ms. Hough. No member of the Compensation Committee is currently or was formerly an officer or an employee of the Company or the Bank. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended. For additional information about the Company and the Bank’s transactions with companies that are affiliates of Messrs. Hough and Ballard, see the section entitled “Related Party Transactions” below.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of the Bank (the “Compensation Committee”) is composed entirely of outside directors who are not, and have never been, officers or employees of the Bank. The Board of Directors of the Bank designates the members and Chairman of such committee.

Compensation Policy The policies that govern the Compensation Committee’s executive compensation decisions are designed to align changes in total compensation with changes in the value created for our stockholders. The Compensation Committee believes that compensation of executive officers and others should be directly linked to the Bank’s operating performance given that achievement of performance objectives over time is the primary determinant of share price. Annually, the Board of Directors of the Bank approves an operating plan for the coming year which sets forth specific financial objectives for the Bank. Throughout the year, management reports to the Board on its progress toward meeting those objectives and the Compensation Committee evaluates management’s success in achieving the Bank’s overall goals when making its compensation decisions. In 1994, the Board of Directors of the Bank approved the establishment of a Corporate Incentive Program, under which an executive officer’s salaries and incentive compensation are determined based on the extent to which both corporate goals and individually measurable objectives for each employee are met. This program reflects a pay-for-performance relationship where a portion of total compensation is at risk.

The underlying objectives of the Compensation Committee’s compensation strategy are to establish incentives for certain executives and others to achieve and maintain the optimum short-term and long-term operating performance for the Bank, to link executive and stockholder interests through equity-based (i.e., stock option) plans, and to provide a compensation package that recognizes individual contributions as well as overall business results.

Salaries The Compensation Committee reviews the Bank’s operating results for the fiscal year, the operating plan for the coming year, and unusual individual accomplishments during the year and also considers economic conditions and other external events that affect the operations of the Bank. Based on this examination, salary guidelines are promulgated for the coming year within the salary structure of the Bank. In 2002, the salary guideline provided for an overall increase of not greater than three percent over the prior year for all employees.

The base salary of senior officers is initially determined by evaluating the responsibilities of the position against the competitive market place. The salary structure for executive officers is included in the general salary structure for the Bank. Salary ranges for executive officers are determined with reference to a third-party survey of Florida financial institutions with similar asset size. Salary ranges for other employees are determined by evaluating the employee’s level of supervisory authority and technical expertise, among other things, and comparing the employee’s function to a survey of similar functions at other financial institutions. The Compensation Committee believes that the Bank’s salary range for its employees is comparable to or below that of most comparable sized financial institutions listed on the survey.

Deduction Limit We are not at risk of losing deductions under Section 162(m) of the Internal Revenue Code, which generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly-held companies. As a result, we have not established a formal policy regarding such limit, but may consider the necessity for developing a policy in the future.

Stock Options Executive officers and other persons designated by the Compensation Committee also are eligible to participate in the Company’s 1995 Stock Option Plan. The 1995 Stock Option Plan is intended to assist the Bank in securing and retaining such employees by allowing them to participate in the ownership and growth of the Bank through the granting of stock options and stock appreciation rights (“SARs”). The granting of options and SARs gives such employees an additional inducement to work for the Bank’s success. The Compensation Committee determines the number of option grants made to various employees by evaluating their relative degree of influence over the operations of the Bank and the Bank’s results of operations. There is no specific formula that the Compensation Committee uses in determining the officers who will be granted options or the timing and amounts of the options that are granted.

Summary of CEO Compensation The Compensation and Strategic Planning Committees review and evaluate the performance of the Chief Executive Officer, with the Compensation Committee assigned responsibility for recommending changes in compensation. The Compensation Committee submits adjustments for approval by the Board of Directors with any Bank officers serving as directors absent from such deliberations. In setting the 2002 base salary for William R. Klich, our President and Chief Executive Officer, the Compensation Committee reviewed the Bank’s overall financial performance during 2001, considering all factors including return on equity, net income, earnings per share, asset quality and growth, liquidity, quality of the management team recruited by Mr. Klich and regulatory relations. The Compensation Committee also took into consideration the Chief Executive Officer’s individual performance and direct contribution to the Bank’s performance during 2002 in addition to market levels of compensation for this position. The Bank made significant progress during 2002 in achieving its goals with all of the measures of performance reviewed by the Committee. The Compensation Committee determined that the Chief Executive Officer’s salary for 2002 should be increased from $269,783 to $310,000. The 2002 base salary levels for the remaining Named Executive Officers were based on similar criteria and considerations as well as the recommendations of the Chief Executive Officer to the Compensation Committee.

Summary

In summary, the Bank’s overall executive compensation program is designed to reward managers for good individual, Bank and share value performance. The Compensation Committee intends to monitor the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet Bank and stockholder objectives.

/s/ William R. Hough, Chairman	/s/ Marla M. Hough
William R. Hough, Chairman	Marla M. Hough

/s/ William C. Ballard	/s/ William J. Morrison
William C. Ballard	William J. Morrison

Performance Graph

The following graph compares the monthly, cumulative total return on the Common Stock from 1997 through 2002 with that of the Nasdaq stock index, an average of all over-the counter stocks, the Nasdaq Bank Index and the Carson Medlin Company’s Independent Bank Index. The data was provided by the Carson Medlin Company. The Carson Medlin index is an average of 23 community banks in the southeastern states of the United States based upon stock price and the amount of dividends received over the indicated period. For 2002, the Nasdaq Bank Index has been incorporated to show the performance of the Company’s Common Stock compared to all banks and bank holding companies listed on the Nasdaq exchange.

	1997	1998	1999	2000	2001	2002
REPUBLIC BANCSHARES, INC.	100	50	47	35	49	74
INDEPENDENT BANK INDEX	100	113	105	97	113	141
NASDAQ BANK INDEX	100	99	90	109	118	121
NASDAQ INDEX	100	141	252	157	125	86

Related Party Transactions

Certain directors and executive officers of the Company and the Bank, members of their immediate families and entities with which such persons are associated are customers of the Bank. As such, they had transactions in the ordinary course of business with the Bank during 2002 and will have additional transactions with the Bank in the future. All loans and commitments to lend included in those transactions were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, have not involved more than the normal risk of collectibility or presented other unfavorable features.

William C. Ballard was a partner in the law firm of Fisher and Sauls, P.A. but resigned from his management positions and divested his ownership in August 2002. He remains with the firm as senior counsel. During 2002, Fisher and Sauls furnished legal services to the Bank on a regular basis. The services involved a variety of commercial real estate, title insurance and litigation matters and the fees charged were at rates normal and customary in the industry. The total fees paid to Fisher and Sauls in 2002 were $161,206.

Mr. William R. Hough is chairman of the board of the Company, a director of the Company and the Bank, and our largest shareholder. Mr. Hough is also Chairman Emeritus and the controlling shareholder of William R. Hough & Co. (“WRHC”), a NASD-member investment banking firm. During 1999, we entered into an agreement with WRHC whereby they would act as our agent in open-market purchases and sales of securities. WRHC is compensated under that agreement on a commission basis. During 2002 we purchased $474.5 million of securities through WRHC and sold $242.6 million of securities through WRHC. We also periodically purchase securities under agreement to repurchase at a rate based on the prevailing federal funds rate and one-eighth of one percent, per an agreement entered into on August 15, 1995. There were no such securities purchased from WRHC during 2002. WRHC offered sales of insurance and mutual fund products and investment advisory services on our premises. Fee income earned by the Bank from this relationship was $213,160 during 2002. This agreement expired on October 31, 2002. The Company and WRHC did not renew the agreement.

Certain other directors and executive officers, members of their immediate families, and entities with which such persons are associated are customers of ours. As such, they had transactions in the ordinary course of business with us. Loans and commitments to lend to those persons were comprised of three loans, each with a balance of less than $100,000. One loan was made to finance a personal residence, the second was a commercial business line of credit and the third was an overdraft protection line. All loans were current as to payment of principal and interest and were made in the ordinary course of business, upon substantially the same terms as offered to non-affiliated borrowers.

Principal Stockholders

The following table lists, as of the most recent report filed, each holder of record of the Common Stock who is known by the Company to be a beneficial owner of more than five percent of the outstanding shares of the Common Stock (including shares of common stock to be acquired upon conversion of subordinated debt and common stock options exercisable in 60 days).

Amount and Nature of Beneficial Ownership(1):

Name & Address of Beneficial Owner	Common Stock	Stock Options Exercisable in 60 Days	Conversion of Convertible Subordinated Debt	Total Shares	Percent of Class
William R. Hough(2) 100 Second Ave. South St. Petersburg, FL 33701	3,798,749	8,233	542,179	4,349,161	32.0%

Keefe Managers, LLC, and Keefe Ventures, LLC 375 Park Avenue (23rd Floor) New York, New York 10152	262,300	None	534,188	796,488	5.9%

DFA Investment Dimensions Group, Inc. 1299 Ocean Ave., 11th Floor, Santa Monica, CA 90401	673,848	None	None	673,848	5.0%

1.	Information relating to beneficial ownership of the Common Stock by the individuals listed above is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC under Section 13 of the Securities Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Unless otherwise indicated, each person possessed sole voting and investment power with respect to the shares of the Common Stock listed. This beneficial ownership includes 11,398,059 shares of the Common Stock issued and outstanding, 389,670 shares from Common Stock options exercisable in 60 days and 1,794,871 shares issued upon conversion of subordinated debt into the Common Stock.
2.	This beneficial ownership does not include 326,223 shares of the Common Stock, including 32,051 shares that could be acquired within 60 days upon conversion of subordinated debt, owned by the adult children and grandchildren of Mr. Hough, whose holdings are not deemed to be beneficially owned by Mr. Hough under the applicable SEC regulatory definition and as to which Mr. Hough disclaims any beneficial ownership.

Security Ownership of Management

The following table lists, as of December 31, 2002, the amount and percentage of Common Stock held by each individual director of the Company (including shares of Common Stock that could be acquired upon conversion of subordinated debt or exercise of stock options within 60 days) as well as the amount and percentage held by the Named Executive Officers of the Bank, and the directors and Named Executive Officers of the Bank as a group.

Amount and Nature of Beneficial Ownership(1):

Name	Common Stock	Stock Options Exercisable in 60 Days	Conversion of Convertible Subordinated Debt	Total Shares	Percent of Class
DIRECTORS:
William C. Ballard	11,800	9,233	3,205	24,238	Less than 1%
Marla M. Hough	3,400	16,833	0	20,233	Less than 1%
William R. Hough (2)	3,798,749	8,233	542,179	4,349,161	32.0%
William R. Klich	3,000	96,800	0	99,800	Less than 1%
Alfred T. May	80,000	31,400	19,444	130,844	Less than 1%
Wm. J. Morrison (3)	74,050	14,233	2,778	91,061	Less than 1%
Adelaide S. Sink	4,000	2,433	0	6,433	Less than 1%
Charles J. Thayer	25,000	5,233	0	30,233	Less than 1%

TOTAL - DIRECTORS	3,999,999	184,398	567,606	4,752,003	35.0%

NAMED EXECUTIVE OFFICERS:
J. Kenneth Coppedge	2,000	10,000	0	12,000	Less than 1%
William R. Falzone	9,200	30,200	0	39,400	Less than 1%
Timothy J. Little	0	7,100	0	7,100	Less than 1%
Rita J. Lowman	6,000	6,600	0	12,600	Less than 1%

TOTAL - NAMED EXECUTIVE OFFICERS	17,200	53,900	0	71,100	Less than 1%

ALL DIRECTORS AND NAMED EXECUTIVE OFFICERS AS A GROUP (4)	4,017,199	238,298	567,606	4,823,103	35.5%

(1)	Information relating to beneficial ownership of the Common Stock by the individuals listed above is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC under Section 13 of the Securities Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Unless otherwise indicated, each person possessed sole voting and investment power with respect to the shares of the Common Stock listed.
(2)	This beneficial ownership does not include 326,223 shares of the Common Stock, including 32,051 which could be acquired upon conversion of subordinated debt, owned by the adult children of Mr. Hough, whose holdings are not deemed to be beneficially owned by Mr. Hough under the applicable SEC regulatory definition and as to which Mr. Hough disclaims any beneficial ownership.
(3)	Includes 71,500 shares held in a trust for which Mr. Morrison serves as trustee.
(4)	The total shares beneficially owned by all directors and executive officers were 4,018,399 at December 31, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act generally requires our executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Company’s review of beneficial ownership forms filed with it pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, indicates that during 2002 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with.

Independent Public Accountants

The firm of Deloitte & Touche LLP, independent certified public accountants, served as the independent accountants for the Company and the Bank for the fiscal year ended December 31, 2002, and will serve in that capacity for the fiscal year ending December 31, 2003. A representative of Deloitte & Touche LLP will attend the 2003 Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

On April 16, 2002, the Board of Directors of the Company determined that it would not engage Arthur Andersen LLP (“Arthur Andersen”) as its independent auditors and on June 14, 2002, engaged Deloitte & Touche LLP (“Deloitte & Touche”) to serve as its independent auditors for the fiscal year ending December 31, 2002. The Arthur Andersen dismissal and the Deloitte & Touche LLP engagement were recommended by the Audit Committee and approved by the Board of Directors and became effective immediately.

Arthur Andersen’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the interim period from December 31, 2001 through April 16, 2002 and the Company’s 2001 and 2000 fiscal years, there were (i) no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make a reference to the subject matter of the disagreements in connection with Arthur Andersen’s reports on the financial statements for such periods and (ii) no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company previously provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on April 16, 2002 and which is hereby incorporated herein by reference.

During the interim period from December 31, 2001 through April 16, 2002 and the Company’s 2001 and 2000 fiscal years, the Company did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Stockholders’ Proposals for the 2003 Annual Meeting

Proposals from our stockholders intended to be presented at the 2003 Annual Meeting must be received by us at our principal executive offices on or before December 15, 2002, in order to be included in our Proxy Statement and form of Proxy relating to the 2003 Annual Meeting. All other stockholder proposals intended to be presented at the 2003 Annual Meeting must be received by us at our principal executive offices on or before March 1, 2003.

Other Information - Proxy Solicitation

The cost of soliciting Proxies for the 2003 Annual Meeting will be paid by us. In addition to the solicitation of stockholders of record by mail, telephone or personal contact, we will be contacting brokers, dealers, banks or voting trustees or their nominees, who can be identified as record holders of the Company stock. Such holders, after inquiry by us, will provide information concerning quantities of proxy materials and Annual Reports needed to supply such materials to the beneficial owners, and we will reimburse them for the expense of mailing proxy materials and 2002 Annual Reports to such persons.

REVOCABLE PROXY

REPUBLIC BANCSHARES, INC.

PROXY SOLICITED BY AND ON BEHALF OF THE

BOARD OF DIRECTORS FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2003

You hereby appoint William R. Hough and William J. Morrison, or either of them, with individual power of substitution, Proxies to vote all shares of the Common Stock of Republic Bancshares, Inc. (the “Company”) which you are entitled to vote at the Annual Meeting of Stockholders to be held at The Hilton Hotel, 333 First Street South, St. Petersburg, Florida 33701, on April 29, 2003, at 9:00 a.m., local time, or any adjournment thereof.

ALL SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON THE PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED ON THIS CARD, THE SHARES WILL BE VOTED FOR PROPOSAL I. IF ANY OTHER BUSINESS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES AND ACTING THEREUNDER WILL HAVE DISCRETION TO VOTE ON SUCH MATTERS ACCORDING TO THEIR BEST JUDGEMENT.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Address Change/Comments	(Mark the corresponding box on the reverse side)

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Please	☐
Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

1.

Election of Directors: Authority for the election of seven directors to serve until the 2004 Annual Meeting of Stockholders: 01 William C. Ballard; 02 Marla M. Hough; 03 William R. Hough; 04 William R. Klich; 05 William J. Morrison; 06 Adelaide A. Sink; and 07 Charles J. Thayer.

	FOR all nominees listed to the left (except as marked to the contrary) ☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left ☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), list name(s) below:

WITHHELD

Please disregard if you have previously provided your consent decision.	☐

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other Materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed Materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

(PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE FURNISHED)

Signature	Signature	Dated	, 2003

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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